EXHIBIT 99

FOR IMMEDIATE RELEASE
Contact:	Brian Dolezal, TateAustin for Grande (512) 344-2035 bdolezal@tateaustin.com

GRANDE COMMUNICATIONS HOLDINGS, INC. ANNOUNCES RESULTS

FOR THE QUARTER ENDED JUNE 30, 2005 AND GUIDANCE FOR 2005

SAN MARCOS, Texas – Aug. 15, 2005 – Grande Communications® reported financial results for the quarter ending June 30, 2005, including operating revenues of $49.8 million, net loss of $12.1 million and EBITDA of $7.4 million. EBITDA is a non-GAAP measure frequently used as a basis for comparing businesses in Grande’s industry, although Grande’s measure of EBITDA may not be comparable to similarly titled measures of other companies.

Selected Operational Metrics

	Quarter Ended
	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005
Operating Data:
Marketable homes passed	288,258	297,697	308,913	319,717	325,581
Customers (1)	115,275	120,243	126,736	130,753	131,538
Number of connections
Cable television	78,244	81,642	83,098	84,483	85,440
Telephone (1)	104,954	108,418	110,360	114,809	113,589
Broadband Internet and other	47,440	51,476	56,184	60,768	63,241

Total connections	230,638	241,536	249,642	260,060	262,270
Average monthly revenue per:
Customer	$85.75	$85.32	$82.87	$84.75	$85.79
Cable television	46.59	46.00	45.63	47.89	49.04
Telephone	43.86	43.84	42.38	43.31	42.86
Broadband Internet and other	35.49	34.40	34.50	34.59	35.31

1)	In Q1 2005, Grande reclassified approximately 900 customers and 2,600 telephony connections to its operating data for its retail services that were previously supported by its network services team and now supported by its retail team. These customers were not previously counted in operating data, as the customers from network services and broadband transport are not included in the operating data.

Comparison of Q2 2004 to Q2 2005

Grande grew operating revenue for the company from $45.8 million to $49.8 million, or by 9% from Q2 2004 to Q2 2005. Bundled services revenue increased from $29.1 million in Q2 2004 to $33.8 million, or 16%, in Q2 2005. Grande increased its marketable homes passed over the past twelve months by 37,323 and its customers by 16,263. Connections increased by 31,632 from June 30, 2004 to June 30, 2005, driving bundled services revenue up from Q2 2004 to Q2 2005.

Revenue for Grande’s broadband transport services was $2.4 million in Q2 2004 and $2.2 million in Q2 2005, a decrease of $0.2 million, or 8%. Both quarters included construction projects of roughly the same magnitude; however, this product line is experiencing circuit attrition and pricing compression, which has outpaced Grande’s customer growth. Revenue from network services for Q2 2004 and Q2 2005 was $14.3 million and $13.8 million, respectively, a decrease of $.5 million, or 3%. Included in revenue for Q2 2004 is $2.5 million related to the settlement of the MCI agreement.

Gross margin for bundled services increased from $21.1 million to $24.5 million, or 16%, while gross margin from broadband transport decreased from $2.1 million to $1.8 million. Network services gross margin, excluding the MCI settlement, was relatively flat from Q2 2004 to Q2 2005, although network costs were higher as a percent of revenue in Q2 2005 than the prior year.

SG&A decreased from $24.2 million in Q2 2004 to $23.8 million in Q2 2005, although Q2 2004 included approximately $0.4 million of expenses associated with the MCI settlement. Other income in Q2 2005 of $0.8 million relates to the recognition of a one-time contractually negotiated fee for strategic business planning and development. While this fee is unrelated to Grande’s primary business product and therefore classified as other income, this was a cash payment for services provided and, therefore, was included in the calculation of EBITDA.

EBITDA grew from $5.8 million in Q2 2004 to $7.4 million in Q2 2005, an increase of 28%. Grande’s net loss narrowed from $12.4 million in Q2 2004 to $12.1 million in Q2 2005.

Comparison of Q1 2005 to Q2 2005

Grande increased total revenues from $48.5 million in Q1 2005 to $49.8 million in Q2 2005, an increase of 3%. This revenue growth is due to connection growth of 2,210 coupled with growth in average revenue per cable and Internet connection. Grande increased its marketable homes passed by 5,864 doors in Q2 2005 compared to an increase of 10,804 in Q1 2005. Customers grew by 785 in Q2 2005, as the company has been focused on increasing both average revenue per customer and average revenue per connection. Average revenue per customer increased largely due to increasing average revenue from cable and Internet services. While Grande continued to grow total connections quarter over quarter, growing competitive pressures in the marketplace negatively impacted churn on telephony services.

Broadband transport revenue increased from $2.0 million in Q1 2005 to $2.2 million in Q2 2005, or approximately 10%, primarily due to a construction project in Q2 2005 Network services revenue from Q1 2005 to Q2 2005 was relatively flat.

Gross margins for bundled services increased by $0.8 million to $24.5 million in Q2 2005, and broadband transport gross margin remained relatively flat quarter over quarter. Gross margin for network services decreased from Q1 2005 to Q2 2005 by $0.7 million to $4.2 million due to network costs increasing faster than network services revenue in the second quarter.

SG&A increased by $0.3 million to $23.8 million and EBITDA increased by $0.5 million to $7.4 million in Q2 2005. Q2 2005 EBITDA includes the aforementioned other income of $0.8 million. Net loss remained relatively flat quarter over quarter and was $12.1 million in Q2 2005.

Financial Highlights Comparing June 30, 2004, and March 31, 2005, to June 30, 2005

	Unaudited Three Months Ended			Unaudited Six Months Ended
($s in thousands)	June 30, 2004	March 31, 2005	June 30, 2005	June 30, 2004	June 30, 2005
Bundled Services
Revenue
Video	$10,727	$12,038	$12,499	$20,839	$24,537
Voice	13,561	14,629	14,684	26,684	29,313
Data	4,796	6,068	6,568	9,194	12,636

Total Revenue	$29,084	$32,735	$33,751	$56,717	$66,486
Cost of Service	7,997	9,075	9,271	15,421	18,346

Gross Margin	$21,087	$23,660	$24,480	$41,296	$48,140
Gross Margin %	73%	72%	73%	73%	72%

Broadband Transport
Revenue	$2,444	$1,991	$2,255	$5,351	$4,246
Cost of Service	354	263	496	1,058	759

Gross Margin	$2,090	$1,728	$1,759	$4,293	$3,487
Gross Margin %	86%	87%	78%	80%	82%

Network Services
Revenue	$14,287	$13,734	$13,769	$25,434	$27,503
Cost of Service	7,748	8,869	9,552	16,050	18,421

Gross Margin	$6,539	$4,865	$4,217	$9,384	$9,082
Gross Margin %	46%	35%	31%	37%	33%

Total Company
Revenue	$45,815	$48,460	$49,775	$87,502	$98,235
Cost of Service	16,099	18,207	19,319	32,529	37,526

Gross Margin	$29,716	$30,253	$30,456	$54,973	$60,709
Gross Margin %	65%	62%	61%	63%	62%

Capital Expenditures and Liquidity

Capital expenditures for the six months ended June 30, 2005 were $31.2 million, including capitalized interest of $1.7 million. Grande completed the second quarter of 2005 with $35.1 million of cash and cash equivalents, which decreased from the year-end 2004 balance of $61.2 million primarily due to the company’s continued investment in capital expenditures related to the build-out of its network and associated customer premise equipment. The decrease in cash was partially offset by year-to-date positive cash flow from operations of $5.7 million.

Guidance for 2005

Grande currently expects 2005 EBITDA to grow by approximately 40-45% over its 2004 Adjusted EBITDA, as Grande has experienced greater than expected competitive pressures in the market during 2005 and higher SG&A than expected. Grande also anticipates slightly reducing capital expenditures to approximately $46 million, excluding capitalized interest, for 2005. Cash is expected to decrease to approximately $25 million at year-end December 31, 2005. The company intends to manage its capital expenditures in accordance with the covenant set forth in the indenture to ensure that cash is not less than $20 million.

Grande’s Use of EBITDA and Adjusted EBITDA

EBITDA is frequently used as a basis for comparing businesses in Grande’s industry, although Grande’s measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of its performance. In the first quarter of 2004, Grande wrote off debt issuance costs of approximately $2.1 million associated with the repayment of its senior credit facility following the completion of its senior notes offering. The company believes this expense is analogous to amortization and interest expense and, therefore, believes it is more useful to show EBITDA net of this onetime amount because Grande believes it is a better measure of its operating performance and is more comparable to prior periods. However, because of the nature of the charge, Grande is referring to its EBITDA in 2004 net of the charge as “Adjusted EBITDA.” The reconciliation from net loss as reported to EBITDA and Adjusted EBITDA is set forth below.

	Unaudited Three Months Ended			Unaudited Six Months Ended
($s in thousands)	June 30, 2004	March 31, 2005	June 30, 2005	June 30, 2004	June 30, 2005
Reconciliation of EBITDA/Adjusted EBITDA

Net loss as reported	$(12,391)	$(12,155)	$(12,146)	$(25,821)	$(24,301)

Add back non-EBITDA items included in net loss:
Interest income	(286)	(315)	(143)	(351)	(457)
Interest expense	4,549	4,743	4,611	5,826	9,354
Income taxes	195	75	50	392	125
Depreciation & Amortization	13,710	14,527	15,075	26,425	29,602

EBITDA	$5,777	$6,875	$7,447	$6,471	$14,323

Loss on Extinguishment of debt	—	—	—	2,145	—

EBITDA, As Adjusted	$5,777	$6,875	$7,447	$8,616	$14,323

Conference Call Details

Grande Communications Holdings, Inc. will hold a conference call today at 11 a.m. CDT (noon EDT) to discuss earnings for the three months ended June 30, 2005. Grande Interim CEO and President W.K.L. “Scott” Ferguson, Jr. and Grande Chief Financial Officer Michael L. Wilfley will host the conference call at (800) 905-0392. The conference ID# is: “7Grande.” A recording of the call will be available at (800) 839-6793 until the end of the day August 22, 2005.

About Grande Communications® (www.grandecom.com)

Headquartered in San Marcos, Grande Communications® is building a deep-fiber broadband network to homes and businesses from the ground up. Grande delivers high-speed Internet, local and long-distance telephone, digital cable and wireless home security services over its own advanced network to communities in Texas. Grande’s bundled service area includes portions of Austin, Corpus Christi, suburban northwest Dallas, Midland, Odessa, San Antonio, San Marcos and Waco. Grande also leverages its telephony and data infrastructure by serving enterprises and communications carriers nationwide with broadband transport services and network services.

Forward Looking Statements

This press release may contain forward-looking statements relating to Grande operations that are based on its current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could cause actual results and outcomes to be materially different. Such risks and uncertainties include those listed under the caption “Risk Factors” in Grande’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Grande undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Grande Communications’ Financial Statements

Grande Communications Holdings, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	Unaudited Three Months Ended			Unaudited Six Months Ended
	June 30, 2004	March 31, 2005	June 30, 2005	June 30, 2004	June 30, 2005
Operating revenues	$45,815	$48,460	$49,775	$87,502	$98,235
Operating expenses:
Direct costs	16,099	18,207	19,319	32,529	37,525
Selling, general and administrative	24,150	23,525	23,821	46,781	47,346
Depreciation and amortization	13,710	14,527	15,075	26,425	29,602

Total operating expenses	53,959	56,259	58,215	105,735	114,473

Operating loss	(8,144)	(7,799)	(8,440)	(18,233)	(16,238)
Other income (expense):
Interest income	286	315	143	351	457
Interest expense	(4,549)	(4,743)	(4,611)	(5,826)	(9,354)
Other income	—	—	750	—	750
Gain on disposal of assets	16	72	12	32	84
Loss on extinguishment of debt	—	—	—	(2,145)	—

Total other income (expense)	(4,247)	(4,356)	(3,706)	(7,588)	(8,063)

Net loss attributable to common shareholders	(12,391)	(12,155)	(12,146)	(25,821)	(24,301)

Basic and diluted net loss per share attributable to common shareholders	(1.01)	(0.98)	(0.98)	(2.13)	(1.95)
Basic and diluted weighted average number of common shares outstanding	12,317	12,422	12,440	12,144	12,431

Grande Communications Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2004	June 30, 2005
	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,195	$35,057
Investments (1)	20,000	—
Accounts receivable, net	20,951	20,616
Prepaid expenses and other current assets	2,720	4,537

Total current assets	84,866	60,210
Property, plant and equipment, net	303,536	306,979
Goodwill	133,145	133,229
Other intangible assets, net	5,355	3,982
Debt issue costs, net	6,953	6,459
Other assets	4,661	4,640

Total assets	$538,516	$515,499

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,193	$15,888
Accrued liabilities	21,644	19,947
Note payable	43	128
Deferred revenue	5,218	5,360
Current portion of capital lease obligations	636	667

Total current liabilities	40,734	41,990
Deferred rent	753	903
Deferred revenue	4,908	4,627
Capital lease obligations, net of current portion	13,940	13,695
Long term debt	128,237	128,632
Commitments and contingencies
Stockholders’ equity:
Preferred Stock	441	441
Common stock	13	13
Additional paid-in capital	508,313	508,322
Treasury stock, at cost	(5)	(5)
Accumulated deficit	(158,818)	(183,119)

Total stockholders’ equity	349,944	325,652

Total liabilities and stockholders’ equity	$538,516	$515,499

(1)	Investments consist of short-term holdings in certificates of deposit with banks and high grade commercial paper.

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